Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of RCM Technologies, Inc. and Subsidiaries on Form S-8 to be filed on or about September 3, 2026 of our reports dated April 3, 2026, on our audit of the financial statements as of and for the year then ended January 3, 2026, and the ineffectiveness of RCM Technologies, Inc. and Subsidiaries’ internal control over financial reporting as of January 3, 2026, both of which reports were included in the Annual Report on Form 10-K filed April 3, 2026.  Our report on the ineffectiveness of the Company’s internal control over financial reporting as of January 3, 2026 expresses an adverse opinion because of material weaknesses.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
September 3, 2026